AGREEMENT TO CAUSE PERFORMANCE


      FOR VALUE RECEIVED, the undersigned, Charles G. Masters ("Masters"), agrees as follows in favor of Ranger Industries, Inc., a Connecticut corporation ("Ranger") and BEI Acquisition Corporation, a Florida corporation ("BEI" and collectively with Ranger, the "Ranger Parties"):

     1. Promise of Performance. Masters hereby absolutely and unconditionally promises to use his best efforts to cause Bumgarner Enterprises, Inc. ("Bumgarner") to perform in a timely manner in all material respects its obligations under the Agreement and Plan of Merger and Reorganization, dated December 28, 2000, by and among Bumgarner, Ranger and BEI (the "Performance Obligations").

     2. Waiver of Notices. Masters waives notice of the acceptance of this Agreement and of the extension or continuation of the Performance Obligations or any part thereof. Masters further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Masters might otherwise be entitled.

     3. Waiver of Suretyship Defenses. Masters agrees that the Ranger Parties or either of them may, at any time and from time to time, and without notice to Masters, make any agreement with Bumgarner for the extension, renewal, payment, compromise, discharge or release of the Performance Obligations (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Performance Obligations, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Masters under this Agreement. Masters consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Masters under this Agreement or which, but for this provision, might operate as a discharge of Masters.

     4. Miscellaneous. This Agreement is made solely for the benefit of the Ranger Parties. Nothing in this Agreement is intended to or shall be construed to give any other person or entity any legal or equitable right, remedy or claim, it being the intention of Masters and the Ranger Parties that this Agreement is for the sole and exclusive benefit of the Ranger Parties. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                                                CHARLES G. MASTERS



Dated:  December 29, 2000                       /s/ Charles G. Masters
                                                --------------------------